EXHIBIT 99.1

MGP Ingredients, Inc. Board Approves Capital Project Designed to Enhance Distillery Production Capabilities and Provide Added Environmental Benefits

ATCHISON, Kan., June 11, 2010 (GLOBE NEWSWIRE) -- The Board of Directors of MGP Ingredients, Inc. (Nasdaq:MGPI) yesterday approved a major capital project designed to enhance alcohol production capabilities while providing environmental benefits at the company's Atchison, Kan., distillery operations. The project will involve the installation of a new, state-of-the-art water cooling system to replace older equipment used to supply water for multiple components of the distillation process. It is expected to be completed by the end of September 2011 at an estimated cost of $7.4 million.

"The new system has been on the drawing board for some time as we have put considerable thought and planning into determining the best methods and technologies for meeting our needs, both short-term and long-term," said Tim Newkirk, president and chief executive officer. "We are very excited to launch this project, which ultimately will bolster our effectiveness in supplying customers, particularly our beverage and food grade industrial alcohol customers, while also ensuring compliance with environmental regulations well into the future."

According to Scott Phillips, vice president of supply chain and operations, the system "will be more efficient and, over time, should produce cost savings due to lower maintenance and repair costs compared to such costs associated with the existing system." He added that one of the more unique features of the new system "is its ability to continuously recycle water, thereby making water usage more efficient and reducing possibilities for waste throughout our alcohol production process."

In conjunction with the water recycling aspect, opportunities to entrap alcohol vapors within the system and prevent them from escaping during the distillation process will be substantially increased.  "As a result, this will provide an additional advantage in an ecological sense, not just for the company, but for the local community in general," stated Scott Davids, MGPI's director of engineering services, who is overseeing the project.

Work on the project is scheduled to begin this summer. The design includes a 25% increase in cooling capacity to accommodate the potential for future production capacity increases. "Along with the heightened level of operational reliability that the new system will provide, this represents another big plus for our customers," Davids said.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value–added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

CONTACT:  MGP Ingredients, Inc.
          Steve Pickman
          913-367-1480